Exhibit 99.1
Final Transcript
Conference Call Transcript
CHS — Q1 2010 Chico’s FAS, Inc. Earnings Conference Call
Event Date/Time: May 19, 2010 / 12:30PM GMT

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Final Transcript

May 19, 2010 / 12:30PM GMT, CHS — Q1 2010 Chico’s FAS, Inc. Earnings Conference Call
CORPORATE PARTICIPANTS
Robert Atkinson
Chico’s FAS, Inc. — VP IR
Dave Dyer
Chico’s FAS, Inc. — CEO
Kent Kleeberger
Chico’s FAS, Inc. — CFO
CONFERENCE CALL PARTICIPANTS
Kimberly Greenberger
Citigroup — Analyst
Edward Rumour
Keybanc Capital — Analyst
Marni Shapiro
The Retail Tracker — Analyst
Adrienne Tennant
FBR Capital Markets — Anaylst
Stacy Pak
SP Research — Analyst
Lorraine Hutchinson
Bank of America Corporation — Analyst
Neely Tamminga
Piper Jaffray — Analyst
Margaret Whitfield
Sterne Agee — Analyst
Richard Jaffe
Stifel Nicolaus — Analyst
Paul Lejuez
Credit Suisse — Analyst
Janet Kloppenburg
JJK Research — Analyst
Jennifer Black
Jennifer Black & Company — Analyst
Michelle Tan
Goldman Sachs — Analyst
Roxanne Meyer
UBS — Analyst
PRESENTATION
Operator
Greetings and welcome to the Chico’s FAS first quarter 2010 earnings conference call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. (Operator Instructions) As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Robert Atkinson, Vice President Investor Relations for Chico’s FAS. Thank you Mr. Atkinson. You may begin.

Final Transcript

May 19, 2010 / 12:30PM GMT, CHS — Q1 2010 Chico’s FAS, Inc. Earnings Conference Call
Robert Atkinson - Chico’s FAS, Inc. — VP IR
     Thanks, Claudia. Good morning, everyone. Welcome to the Chico’s FAS first quarter earnings conference call and webcast. CEO Dave Dyer and CFO Kent Kleeberger join me here at our national store support center in Ft. Myers. Before Dave begins his executive overview, I must remind you of our Safe Harbor statement.
Certain statements made this morning including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the company or future results or events constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended. Such forward-looking statements involve known or unknown risks including but not limited to general economic and business conditions and the conditions within the specialty retail industry. There can be no assurance that future results, performance or achievements expressed or implied by such forward-looking statements will occur.
Users of forward-looking statements are encouraged to review our latest annual report on Form 10-K, our filings on Form 10-Q, management’s discussions and analysis of the Company’s latest annual report to shareholders, our filings on Form 8-K and other federal security law filings for a description of other important factors that may affect the Company’s results of operation and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied by such statements will not be realized. Please note we will file an 8-K with the SEC that will include a transcript of today’s conference call and webcast. With that, I will turn it over to Dave Dyer. Dave?
Dave Dyer - Chico’s FAS, Inc. — CEO
     Great, thanks, Bob, and good morning, everyone. It’s a real pleasure to report yet another quarter of double-digit comparable store sales and earnings growth per share. This is our third consecutive quarter of double-digit comps. It’s clear that our fashion apparel and accessories continue to resignate with our target customers. Our marketing continues to effectively highlight our must-have fashions and our most amazing personal service continues to provide our customer with the unique shopping experience.
Kent ‘s going to give you the financial particulars on the first quarter as well as provide some dimension to the second quarter. He will also talk about our cost initiatives regarding sourcing, occupancy, systems and expense, which will continue to be a major focus for our company. I would like to devote my time to how we’re moving forward to our 2010 and longer term goals.
For the first quarter, the Chico’s brand continued on its mission to meet and beat its historical — best historical performance in both sales and earnings. The Chico’s brand also achieved, as did the Company, its third consecutive quarter of double-digit comps. Inventories are well controlled, markdowns are better managed, and gross margin continues to show improvement.
While we continue to look opportunistically for frontline locations, we are also strategically expanding our outlet locations. Through our made for outlet product, or additions, we’ve moved our Chico’s outlet business from a cost center to a profit center. We have recently opened the 51st Chico’s outlet and expect to open 20 totally this year towards an ultimate goal of 100 to 125. Our television ad campaign has not only attracted new customers but continues to reactivate lapsed customers with a message Chico’s is back and better than ever.
The White House Black Market brand continued its very strong momentum from last fall. This brand also had its best first quarter since 2006. I really believe the White House team has taken the brand to the next level. For White House we’re looking for locations in densely populated urban metro areas and dominant upscale malls where we have co-tenancy with a large number of popular fashion and luxury names. We also want to reposition existing White House stores that are not in the target market and relocate stores that are in the right market but may be in the wrong center. This year we expect to open 13 to 15 new front-line stores, three to five outlets, and remodel and refashion approximately 40 existing stores.
I’m also pleased to announce that Lori van Brunt has joined us this week as Soma brand President. She brings a wealth of merchandise experience in specialty store and in intimate apparel and we’re pleased to welcome her to the Chico’s FAS family. As we previously discussed, our goal for Soma is to break even on a cash flow basis this year. Even with the aggressive store opening strategy, we believe that goal is attainable.
Soma should become profitable in 2011. The real-estate strategy for Soma intimates is maximize sales and productivity, minimize capital investment, growing the brand via our faster pop-up lease strategy. We are positioning Soma stores in high-traffic regional shopping centers with an emphasis on markets where Soma has an existing presence and where we can leverage field supervision and marketing costs.

Final Transcript

May 19, 2010 / 12:30PM GMT, CHS — Q1 2010 Chico’s FAS, Inc. Earnings Conference Call
Regarding our DTC business, prior to 2009 this channel despite the successes of many of our direct competitors was somewhat neglected and under invested. We’ve changed that. DTC sales for 2009 increased 39%, reaching nearly $100 million across the three brands.
First quarter 2010, saw a 31% increase. Our DTC goal for 2010 continues to be a 40% increase year-over-year. To achieve our DTC goals, we have identified several strategic imperatives. Our DTC websites must align with each brand’s image as well as be commercial. We’re going to focus on the customer, build brand loyalty and expand our own line assortment offering. We’ll build destination sites and focus on conversion by providing our most amazing personal service on-line as well as in our stores.
We’ll continue to make progress towards the goal I set in 2009. That is, to achieve a level of profitability in 2011 comparable to the record $1.06 per diluted share the ompany earned in 2005. And while we all recognize that Chico’s FAS is a different company than it was in 2005, and we’re at a different retail environment than 2005, we believe we’re building an organization capable — fully capable of reaching the $1.00 or more per share in 2011 and building on that base for the future.
In 2005, Chico’s FAS had an operating margin of 21%. Last year, a turnaround year, it was 6.3%. Due to employee stock accounting, and infrastructure costs, plus a 20 plus operating margin is an overstated comparison. However, we have set a course for achieving consistent operating margins in the mid to high teen percentage range. We’ll keep you posted on our progress.
And lastly with Lori van Brunt’s arrival at Soma, our board member and interim Soma brand President, Verna Gibson, will be transitioning from the Soma brand over the next several months. All of us at Chico’s FAS appreciate everything Verna has done for both the Chico’s and Soma brands, and we look forward to her continuing to serve the Company as a Director and as Chairman of the Merchandising Committee for the Board. With that I will turn it over to Kent for his financial review. Kent?
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     Thank you, Dave, and good mornings everyone. Our first quarter results exceeded planned top-line growth, improved gross margin rate and leverage on store operating expenses. Total net sales for the first quarter increased 17.3% to $481.6 million. Our comparable store sales, which exclude the sales results from our direct to consumer, or DTC business, increased 14.9%.
All three brands delivered positive counts for the quarter. By brand, White House Black Market had a 15.3% increase. Chico’s and Soma intimates had a blended comp rate of 14.8% for the quarter. While direct to consumer sales are now included in total brand sales and our financial statements, total DTC sales increased 31% over first quarter 2009.
Gross margin expressed as a percentage of net sales increased 170 basis points to 58.5%, largely attributable to lower markdowns of front line stores, higher initial mark-ups and continued gross margin improvement at Chico’s outlets resulting from increased penetration of made for outlet apparel and accessories. First quarter selling, general, and administrative expenses were up 11.3% above what was incurred last year, excluding the $8.1 million pretax impairment charge incurred last year as a result of increased quarter over quarter marketing spend approximating $11.2 million, new store opening costs and store expense lags associated with higher sales.
However, we managed expenses and leveraged total SG&A on the double-digit positive comp performance. Store operating expense increased 5.3% over first quarter 2009 as a result of higher sales and the cost of 21 new stores. We saw increases in store labor and sales bonus along with increased credit card transaction fees resulting from the higher net sales.
The $11.2 million increase in marketing expense during the 2010 quarter went to support our Chico’s television and print media and White House Black Market print media campaigns. It is worth noting that we slashed our first quarter 2009 marketing expense by $5 million following our net loss for 2008, thus the increase looks more considerable. Interest income for the fourth quarter decreased nearly $600,000 as the 2009 interest amount included interest on a note receivable that was subsequently deemed uncollectible and was reversed in second quarter 2009.
The effective tax rate for the 2010 quarter was 36.2% versus 36.4% last year but below the previously anticipated range of rates from 37% to 38%. The lower than planned income tax rate was due primarily to a favorable court ruling that restored a state income tax receivable. Net income for the 2010 quarter was $35.4 million, or $0.20 per diluted share, compared to first quarter 2009 net income on a GAAP basis of $14.5 million or $0.08 per share. The 2009 quarter on a non-GAAP or adjusted basis reflected net income of $19.6 million, or $0.11 per share.
Reviewing our balance sheet, cash and marketable securities as of May 1 totaled $481.9 million, nearly $157 million increase over first quarter end last year. The Company has no debt. Inventories at the end of first quarter expressed on a per square foot basis increased 7% from a year ago.

Final Transcript

May 19, 2010 / 12:30PM GMT, CHS — Q1 2010 Chico’s FAS, Inc. Earnings Conference Call
The Chico’s brand experienced a $4.9 million increase of in-transit inventories accounting for a little more than three points of the 7% increase. Quarter end inventories for the Chico’s brand increased about 8% in support of an earlier catalog drop and accompanying stage set while quarter end inventories for White House decreased 4.6% per square foot compared to the prior year.
Before providing our outlook on second quarter as Dave mentioned, I would like to provide with you some of the ongoing savings initiatives that remain a focus of our company. A key part of that focus is to improve our cost structure and enhance our systems capabilities.
First, cost structure. Within gross margin, we have realigned our sourcing operations, paving the way to cost efficiencies within the organization and capitalizing the leverage on our buying power including concentrating on piece goods across all three of our brands. We will see some cost savings in some of our fall deliveries.
Within SG&A we are controlling our occupancy costs by right-sizing our stores and through ongoing efforts to achieve rent relief and negotiate more favorable lease terms and conditions through landlord audits and managing co-tenancy failures and obtaining landlord subsidies on renewals, remodels and refurbishments. We’re also asking landlords to assist in the marketing of new store openings for the White House Black Market and Soma Intimate brands. We are developing ways and means to our marketing expenses by aligning direct mail circulation for optimum customer responsiveness.
We are also intent on managing our variable store expenses through such tools as spirit scheduling and establishing four wall accountability with our field management teams. Among our most prominent systems development activities is the phasing of the various JDA planning tools. Most prominent among these tools is assortment planning, channel clustering, size scaling, and demand planning. Also, we’ve integrated JDA’s workforce management with our own previously mentioned spirit scheduling. With the utilization of JDA, we believe, based on 2009 sales, that there’s a sales growth opportunity of 1% to 2% and margin opportunity on the order of magnitude of 200 to 300 basis points, so stay tuned. In addition to our focus on expense reduction, we are also intent on making Chico’s FAS, the entire organization, that is, an amazing place to work, learn, and grow.
Associates who trust their leadership, love their jobs, and the team they work with will be passionate about our brands and provide most amazing personal service to our customers. To assist us with this important objective, we engaged the Great Place to Work Institution, a nationally recognized independent consulting firm with 20 years of experience in advising companies on what makes successful relationships among people at all levels of a business organization. More on that later this year.
Now for our near-term outlook. For second quarter 2010, we are expecting comparable store sales to increase in the high single-digit range. We expect an improved gross margin rate, but not to the extent realized in the first quarter. We note the second quarter includes spring and summer clearance for apparel retailers, tempering merchandise margin gains. Our SG&A dollars for the quarter will include about $3 million to $4 million of incremental marketing spend over last year, accompanied by the cost of opening 23 more stores slated for second quarter. But the SG&A rate of sales should be down significantly.
And we are assuming a tax rate of about 37.5% to 38% for the second quarter. Given the results for our first quarter and our plan for the current quarter, our outlook with the full year 2010 given on the February 24 conference call remains the same. With that I will turn it back over to Bob to introduce the Q and A portion of today’s call.
Robert Atkinson - Chico’s FAS, Inc. — VP IR
     Thanks, Kent. Before Claudia give us the procedure for queueing for questions and unlike in previous calls, I would ask that each questioner limit themselves to one question. In this way, we’ll be better able to accommodate as many questioners as time permits. You are welcome to get back into queue in the same manner you did originally. Claudia, how may security analysts indicate a question?
QUESTION AND ANSWER
Operator
     There are currently 11 participants in the queue. (Operator Instructions) One moment while we poll for questions. Our first question is coming from Kimberly Greenberger with Citigroup. Please state your question.

Final Transcript

May 19, 2010 / 12:30PM GMT, CHS — Q1 2010 Chico’s FAS, Inc. Earnings Conference Call
Kimberly Greenberger - Citigroup — Analyst
     Good morning and congratulations on a very successful start to the year.
Dave Dyer - Chico’s FAS, Inc. — CEO
     Thank you.
Kimberly Greenberger - Citigroup — Analyst
     Kent, I was wondering if you could you take a look at your gross margin. I’m sure you’ve looked back at the merchandise margin achieved relative to where they are today. Could you talk to us about the major opportunities in the growth margin line specifically and what are the sort of two or three strategies that you have to drive that line higher over time?
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     Yeah, I think, you know, when we had analyst day, I tried to cover some of the key initiatives, and gave a very detailed explanation. I guess I would probably rank it in this order. I think certainly with the ability to have leading systems from a planning and allocation perspective, it’s certainly going to assist us in getting the right product in the right quantity in the right store. That, to me, is probably the biggest opportunity that we have. 2010 will be a pivotal year as we install many of those applications. I think the other next important opportunity is our sourcing.
Previously, we just really lacked sophistication. Was pretty much old-time schools. Our merchants who do a great job were chief cook and bottle washers and were even managing vendor relationships. So having an organization that focuses on relationships will enhance our first cost initiatives, if you will. You know, we’re trying to really consolidate the purchasing power across all three brands, especially when we deal with piece goods and yarns, et cetera.
We’re already beginning to see some benefit relative to some of our fall deliveries. So I think that’s the second one. The third thing is really a combination of promotion, and promotion comes two ways. Promotion in the store as well as the extent of couponing that we’ve done, and quite honestly, I think we all would like to see the amount of couponing that we currently do begin to be reduced, at least initially in terms of the richness of the offer. So I think those are the three biggest initiatives which will help drive our gross margins.
Kimberly Greenberger - Citigroup — Analyst
     Kent where, do you think gross margins could go over time?
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     I think it remains to be seen. I know in that in years previous, you know, we had some fairly significant gross margins that were probably, I guess, in the — approaching over 60%, but, on the other hand, we didn’t have infrastructure costs back then that we do now, such as sourcing, and I think we’re a little bit underinvest evened in our merchandising and design teams, especially moving into proprietary design, but I would certainly think we should approach close to 60%.
Kimberly Greenberger - Citigroup — Analyst
     Fantastic. Good luck for the second quarter.
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     Thank you.

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May 19, 2010 / 12:30PM GMT, CHS — Q1 2010 Chico’s FAS, Inc. Earnings Conference Call
Operator
     Next question is coming from Edward Rumour with Keybanc Capital. Please state your question.
Edward Rumour - Keybanc Capital — Analyst
     Hi. Thanks very much. Congratulations on a very good quarter. Can you give me a quick update on the performance of the Soma pop-up stores and if strong performance there may cause to you reconsider them as pop-ups and whether you turn those into permanent locations? Thank you.
Dave Dyer - Chico’s FAS, Inc. — CEO
     Well of the pop-up stores — this is Dave. Of the pop-up stores we’ve done to date, I would say 95% of them have been winners. And we would be negotiating long-term leases. We think it’s a great way to get into a market, find out how it works, and if it does work, to make it a permanent location, and that’s been our experience so far.
We still have quite a few to open this year, and are looking for those locations for 2011. But virtually, I think there is maybe one that we have opened so far that is not making our objective that we’re looking to perhaps not go forward with other than that it’s been a huge success.
Edward Rumour - Keybanc Capital — Analyst
     Great, thank you.
Operator
     Our next question is coming from Marni Shapiro with The Retail Tracker.
Marni Shapiro - The Retail Tracker — Analyst
     Hey guys. Congrats on a great quarter. And good luck with summer as well. Just following up on the pop-up question, two clarifications there. I’m curious about the size ranges of the pop up stores. Are they still within or close to the size that you ideally see some or are you able to test smaller and larger stores to tinker with the assortments there? And also, the other question I had, I recently saw a pop-up that, you know, the product looked fabulous in it, but I thought the store was less than captivating. I’m wondering if you’re keeping an eye to that because I felt like it didn’t present the product in the best light, and protecting the brand is probably very important for you guys.
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     Okay.
Dave Dyer - Chico’s FAS, Inc. — CEO
     What store did you see?
Marni Shapiro - The Retail Tracker — Analyst
     I think it was — did you just open one in New Jersey at Garden state, or was it in Connecticut? I can’t remember, because I’m in the mall all the time. They all sort of blur together after a while.
Dave Dyer - Chico’s FAS, Inc. — CEO

Final Transcript

May 19, 2010 / 12:30PM GMT, CHS — Q1 2010 Chico’s FAS, Inc. Earnings Conference Call
     We did open Garden State. I haven’t seen that particular stores but I’ve seen certainly a number of them that we’ve opened, including one down here in Waterside in Naples, which I think looks absolutely fabulous.
Marni Shapiro - The Retail Tracker — Analyst
     I’ve seen some that have been beautiful. This one — I’ll try and remember which one it was for sure, sort of fell flat in my mind and it concerned me.
Dave Dyer - Chico’s FAS, Inc. — CEO
     Well in answer to that question as well as the size question, I’m going to try not to sound defensive, but basically what happens on these pop-ups is that these are available vacant spaces, and they don’t always fit the criteria that we would like, either in appearance or size. So part of the challenge is to get Soma to a cash flow break-even basis this year, which means we’ve got to grow the business but we can’t do it with a huge capital investment. So that’s why these pop-ups are great, because, you know, we invest roughly about one quarter of the traditional buildout for those. Generally speaking, we’re trying to target between 2200 to 2300 square feet gross, but on occasion we do end up with a 4,000 square foot store, so we have to basically fake it out and put up a temporary demising wall so sometimes that may or may not detract from the overall captivating appearance as you said. We’re trying to do these things on the cheap. So far, I’ like to say our success rate has been pretty good.
Marni Shapiro - The Retail Tracker — Analyst
     I’ll leave it in your hands. You’re the experts.
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     The idea is to make sure, before we make a long-term commitment to a marketplace that we have a viable business in that location and that mall. And once we see that, we’re willing to go back and invest whatever we need to do to make sure it meets brand image. We would hope that everyone that we open would be close to our brand image in the beginning, but certainly once we decide that it’s something worth keeping, we’ll go back and bring it up to our standards.
Marni Shapiro - The Retail Tracker — Analyst
     I’m assuming as you convert them from a pop-up to a full-line store you have no issue keeping customers, transitioning customers, getting new customers?
Dave Dyer - Chico’s FAS, Inc. — CEO
     No, we’ve had a great customer file growth in Soma. It absolutely has been fantastic, and I think it’s because we’re getting the brand out there.
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     Marni, I’m sorry, we’re going to have to take the next questioner, thank you.
Operator
     Our next question is coming from Adrienne Tennant with FBR Capital Markets.
Adrienne Tennant - FBR Capital Markets — Anaylst
     Good morning and let me add my congratulations on the quarter.

Final Transcript

May 19, 2010 / 12:30PM GMT, CHS — Q1 2010 Chico’s FAS, Inc. Earnings Conference Call
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     Thank.
Adrienne Tennant - FBR Capital Markets — Anaylst
     My question is on the heavy up marketing that you were planning on doing. Obviously in Q1 it was highly successful. Where is that incremental $3 to 4 million going in the second quarter, and can you give us any color on the drop-off or the sustainability of the heavy up as we go from Q1 into Q2?
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     Adrian, I didn’t catch the last portion of your question, the drop-off portion.
Adrienne Tennant - FBR Capital Markets — Anaylst
     so when you’re running the television campaign, what type of pop due get in comp, or response rate, and then when you kind of move off of that how much of that has carried forward versus sort of dropping off?
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     Okay, good. Well, first of all, regarding what’s causing the incremental in second quarter over last year, it’s primarily with Chico’s media advertising. You may recall that we started television advertising in third quarter last year. So, you know, with the idea of continuing to create additional impressions in the consumer’s mind, we want to have a continuing, if will you, throughout all year. So second quarter, we’ll have Chico’s television advertising, and the other thing that we’re experiencing, too, because we’ve had increases in all three 12-month buyer files in the first quarter, and so as a result of that we’re going to be doing some additional prospecting and reactivation as well. So that’s part of the increase in marketing. With respect to the response on advertising and television, I don’t necessarily look at it in terms of trying to quantify sales, both before and after, I’m more interested in traffic. And what we saw in the Chico’s brand is that the traffic was up somewhere between 9% to 10%. To me that is extremely compelling.
Adrienne Tennant - FBR Capital Markets — Anaylst
     And that was during all of Q1?
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     That was in first quarter, yes.
Adrienne Tennant - FBR Capital Markets — Anaylst
     Great, thank you very much, and best of luck in the second quarter.
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     Thank you.
Operator

Final Transcript

May 19, 2010 / 12:30PM GMT, CHS — Q1 2010 Chico’s FAS, Inc. Earnings Conference Call
     Our next question is coming from Stacy Pak with SP Research.
Stacy Pak - SP Research — Analyst
     Hi. I guess a couple of things. First of all, just the comp guidance for high single digits. Can you comment on whether May is in line with that? Second of all, Dave, you, I think, said that you could reach $1.00 or more, and so I’m just hoping you could address, you know, the “or more” on the dollar, and should we be viewing the dollar that you talked about previously as a floor, and kind of what are the thoughts there? And then third, can you — you mentioned piece goods several time. I’m wondering that offsets any pressure on sourcing costs going forward and sort of how you’re thinking the about IMU for fall and into Q1? Thanks.
Dave Dyer - Chico’s FAS, Inc. — CEO
     Okay. This is Dave. Let me talk a little bit about the $1 a share. I have believed for some time that you set goals for an organization high, and then you work hard to achieve them. You’ve got to understand that when I came here in January and — of 2009, the Company was just reported a $40 million loss, its worst performance, I believe, in its history, certainly since it had gone public. And I told the organization that I expected within three years to be back to its historical performance. Its historical best performance. And that was $1.06 a share, which was in 2005.
And actually a lot of the indicators that we’re looking at, there’s probably even a higher standard for some of the components in 2006 that we’re looking to match ourselves against, but that is what it is. It is a goal that I gave the company, just as I gave them the goal for 40% increase a year in DTC when we were lucky to be doing 10% a year increase, and, you know, the point is, is we are not going to give guidance.
It’s something I did because I felt that it was right to give the organization a beacon or a lighthouse to help guide us through the decisions that we made over the next three years. Obviously, I want to — I would like to beat it and grow from that area. I mean, get back — I’m not going to get back to our historical best performance and say, okay, that’s enough. We’re going to get there, then we’re going to charge forward and continue to improve. So, that’s what it is. And, by the way, once we meet or exceed $1.00 a share, we’re not going to give any more guidance. That’s basically what we’ve said in the beginning, and unfortunately, or fortunately, to talk to the goal — to the team internally, caused to us state something externally as well. But it was really meant as an internal challenge to say, let’s get back to our best performance, I won’t accept anything less.
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     I would also add to Dave’s comment that after he came on board I think he realized that he had a bunch of overachievers that were working for the organization.
Dave Dyer - Chico’s FAS, Inc. — CEO
     Yes.
Stacy Pak - SP Research — Analyst
     Okay. And the other question?
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     The comps guidance you asked relative to May, and I would tell that you the comp guidance is reasonable. Otherwise —
Dave Dyer - Chico’s FAS, Inc. — CEO
     We’re on track.
Kent Kleeberger - Chico’s FAS, Inc. — CFO

Final Transcript

May 19, 2010 / 12:30PM GMT, CHS — Q1 2010 Chico’s FAS, Inc. Earnings Conference Call
     We wouldn’t have provided that. As to the piece goods offset, I’m not sure where you’re coming from on. That I will tell that you at least as it relates to the current environment, some pressures we are beginning to see is getting squeezed a little bit on the inbound freight costs, particularly air, because there’s been some artificial demand created because of reduced capacity.
So if anything, I look at these initiatives with our sourcing group as being able to offset some of those incremental pressures. But we’re trying to work our way through that. I think our strategy going forward on a so perspective not only to sees upon the piece goods, but we certainly have to take a look at country of origin, because obviously I’m hearing, and a lot of people are validating that there are some inflationary pressures, particular on the labor front in China, and it’s been our strategy that started as much as 16 months ago to begin moving some production out of China into other areas in the Pacific Rim, such as India, Bangladesh, Indonesia, Sri Lanka, et cetera. So, I’m very much encouraged by the progress we’ve made but there’s still much work to be done.
Stacy Pak - SP Research — Analyst
     I guess the question, Kent, do you think with the moves you’re making, can you offset those pressures for fall?
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     The answer to that is yes.
Operator
     Thank you. Our next question is coming from Lorraine Hutchinson with Bank of America Corporation. Please state your question.
Lorraine Hutchinson - Bank of America Corporation — Analyst
     Thank you. Good morning. With cash continuing to build up pretty dramatically on the balance sheet can you give us an update of your priorities for that cash?
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     Well the best return for our cash is building new stores, and so I think you will have recognized with the openings in first quarter and the amount we’ve estimated for second quarter is that we’re going begin stepping up our real-estate growth, and primarily with respect to Soma, White House Black Market, and the outlet business. We will not go back to the periods in time when we had what I will call excessive growth rates, both in terms of number of footprints and size of footprints, but it will be a predictable growth rate, and it will increase. You know, after that, we’ve taken a look at our requirements through our long-range plan over the next four years, and, quite honestly, we have more than enough cash. And as a result of that way not be surprised if at some point in time in the course of the next 12 to 18 months that we might do a small tuck-in acquisition to perpetuate our growth.
Lorraine Hutchinson - Bank of America Corporation — Analyst
     And any comments on what that acquisition might look like?
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     Well, I think we have to be careful that it’s aligned with our core competencies. We’ve had discussions at the board level, and they asked to us put together criteria for a strategic acquisition, which we did. Obviously I think it’s in the women’s business, probably within the age range these we currently serve, and so I won’t go into much more detail beyond that but certainly it will be in the women’s category.
Lorraine Hutchinson - Bank of America Corporation — Analyst

Final Transcript

May 19, 2010 / 12:30PM GMT, CHS — Q1 2010 Chico’s FAS, Inc. Earnings Conference Call
     Thank you.
Operator
     Next question is coming from Neely Tamminga with Piper Jaffray.
Neely Tamminga - Piper Jaffray — Analyst
     Oh great. Good morning. Just more questions on Soma, if you will. It seems to me, in looking at some of the most recent print on some you guys are accelerating the business into more and more apparel. Just wondering if you could talk us a little bit through the strategy there. Really a two-pronged question. How do you manage the internal competitive nature of the apparel eking over into the White House Black Market side and the yoga wear continuing to go over across the lines to Zenergy, and the second part to the question would be, you know, does this actually accelerate your path towards your goal on break even cash flow? I guess on the one hand I can see incremental business doing that, but then on the other hand apparel may be inherent lower margin relative to bras and panties. If you could frame it up that way, that’d be great. Thanks.
Dave Dyer - Chico’s FAS, Inc. — CEO
     Well apparel is higher margin relative to brass and panties, number one and number two, I think the apparel that we have chose to put in whether it is yoga wear or whatever and some of the knit dresses or lounge wear that we’ve put in certainly the customer has responded to. And I think that one of the things that it does, is it women shop for apparel much more often than they shop for foundations. I think it helps us with frequency of purchase, it helps with us traffic, it helps with us store visits, it helps with us average unit retail, and I think that it is important part of the total Soma business. We will be adding other, in the future, other categories such as bath and body. We’ll be looking at other items that we can do to enhance our total Soma brand. So we feel it all works together to make Soma productive or profitable.
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     I would also like to add to that the initial response to the seven-way dress that just hit stores within the last couple weeks has been nothing short of spectacular.
Dave Dyer - Chico’s FAS, Inc. — CEO
     Next question, please, Claudia.
Operator
     Our next question is coming from Margaret Whitfield with Sterne Agee.
Margaret Whitfield - Sterne Agee — Analyst
     Good morning. I would like to add my congratulations. You commented, you know, on the three-quarters of double-digit comps. I wondered if you could give us the metrics for White House and Chico’s and comment on what merchandise strategies drove the business, accessories, travelers at Chico’s, the dress business at White House, et cetera. Thanks.
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     Well I can speak with respect to the categories because it’s fresh in my mind. In the Chico’s business, you know, there were all but maybe three areas that were positive comps. Travelers declined a little bit. Collections, which is kind of a small number. But we had excellent response. I was particular pleased with what happened in our pant and denim categories. They were up 20% and 40% per average store respectively on what appeared to be about 30% less average inventory. So that was very good. In the White House business, everything was up. Virtually everything

Final Transcript

May 19, 2010 / 12:30PM GMT, CHS — Q1 2010 Chico’s FAS, Inc. Earnings Conference Call
was up. We did have some execution issues in dresses during the quarter, especially in March, and it wasn’t up as much as the rest of the business. On the other hand, the sportswear business has been on fire for them so we’re very pleased.
Dave Dyer - Chico’s FAS, Inc. — CEO
     Also, the color injection that we did White House in the cobalt blue was a home run.
Margaret Whitfield - Sterne Agee — Analyst
     I’m sorry, you mentioned three areas. Travelers was one, Chico’s was down. What were the other two?
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     I’m trying to think off the top of my head.
Dave Dyer - Chico’s FAS, Inc. — CEO
     Sweaters was a little more difficult.
Margaret Whitfield - Sterne Agee — Analyst
     And how did accessories perform?
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     It was up significantly.
Margaret Whitfield - Sterne Agee — Analyst
     Okay. Thank you. And the metrics?
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     Bob, you want to give those?
Robert Atkinson - Chico’s FAS, Inc. — VP IR
     I’m sorry, which metrics was she looking for?
Margaret Whitfield - Sterne Agee — Analyst
     For White House and Chico’s.
Robert Atkinson - Chico’s FAS, Inc. — VP IR
     You mean on the sales metrics, Margaret?
Margaret Whitfield - Sterne Agee — Analyst

Final Transcript

May 19, 2010 / 12:30PM GMT, CHS — Q1 2010 Chico’s FAS, Inc. Earnings Conference Call
     On the comps, you know the ticket. The UPT.
Robert Atkinson - Chico’s FAS, Inc. — VP IR
     I’m sorry. Okay. Now I’m catching on. At Chico’s, units per transaction were down mid singles. AUR was up low singles for an average dollar sale, down about mid — I’m sorry, low singles. One caveat, these statistics only apply to our frontline stores so they do not include anything from DTC or outlet stores. Transactions were up 21% with March hitting it out of the park, especially with transactions up 27%. I’m sure TV contributed to that. Over at White House Black Market, U PT was up low singles, AUR was up nominally, average dollar sale up low singles. Transactions were up 11% with March again up 17%. That’s their best month.
Margaret Whitfield - Sterne Agee — Analyst
     thank you.
Robert Atkinson - Chico’s FAS, Inc. — VP IR
     You’re welcome.
Operator
     Our next question is coming from Richard Jaffe with Stifel Nicolaus.
Richard Jaffe - Stifel Nicolaus — Analyst
     Thanks very much, guys. I guess a follow-on with accessories. It’s been such a success for you and we’re seeing a bigger footprint dedicated to that in stores particular in Chico’s. Is there a limit where you would not allow to the get any more footprint but force it to the turn more quickly, or do you see that as a continually growing business, no end in sight?
Dave Dyer - Chico’s FAS, Inc. — CEO
     Well, there probably is an end, but I don’t think we’ve reached it yet, and, yes, I do like the turn, but I think that when Saturday Night Live talks about Chico’s chunky jewelry, I think we’ve arrived. We have certainly a ways to go, and we’re very happy with our accessories business. I think we can continue to grow it.
Richard Jaffe - Stifel Nicolaus — Analyst
     Just follow on your Saturday Night Live thought, is there an opportunity to do more of intimate apparel business within the Chico stores the specific thought would be Spanks but other products as well?
Dave Dyer - Chico’s FAS, Inc. — CEO
     Right now, we did do some Spanks in Chico stores. What we’ve tried to do certainly with Soma is actually put a little bit more Soma in Chico stores. We’ve got the Vanishing Edge panty in both Chico’s and the Black and White stores which has been very successful. We have some shapewear that we’re testing, and we believe that over time we would like to do it with our own brand.
Robert Atkinson - Chico’s FAS, Inc. — VP IR

Final Transcript

May 19, 2010 / 12:30PM GMT, CHS — Q1 2010 Chico’s FAS, Inc. Earnings Conference Call
     For the benefit of those who may not have seen the reference on Saturday Night Live, you can go to hulu.com and see the spot there. Next question, please, Claudia.
Operator
     Our next question is coming from Paul Lejuez with Credit Suisse. Please state your question.
Paul Lejuez - Credit Suisse — Analyst
     Hey. Thanks guys. Wondering if you could talk about sales productivity with Chico’s outlet stores versus the front line stores more specifically what have you seen as far as initial reads on the more recent Chico’s outlet openings? Thanks.
Dave Dyer - Chico’s FAS, Inc. — CEO
     I would say certainly from a unit productivity standpoint, we certainly move a lot more units through the outlet stores. Heretofore, we haven’t given many detailed metrics on outlets, and I would like not to set a precedent on today’s call.
Paul Lejuez - Credit Suisse — Analyst
     How about the recent openings are you happy with what you’re seeing?
Dave Dyer - Chico’s FAS, Inc. — CEO
     Yes, I am. Pretty much so. And I think in the back of a lot of people’s mind is whether or not would it cannibalize the front-line stores and I have yet to see any evidence of that taking place. So, I think we’re very much encouraged about that. The fact that we only have 50 or so stores we can obviously be quite successful and cherry pick some of these next few locations, too. But we’re actually quite pleased, and the one thing that was really surprising to me at least for the quarter was both the penetration of the major outlet product and the maintained mark-up that was delivered for the outlet business this past quarter.
Paul Lejuez - Credit Suisse — Analyst
     Can you talk about what that penetration is?
Dave Dyer - Chico’s FAS, Inc. — CEO
     It approached 90%.
Robert Atkinson - Chico’s FAS, Inc. — VP IR
     We need to move on, sorry. Next question please, Claudia.
Operator
     Next question is coming from Janet Kloppenburg. Please state your question.
Janet Kloppenburg - JJK Research — Analyst
     Hi, everybody, congratulations.

Final Transcript

May 19, 2010 / 12:30PM GMT, CHS — Q1 2010 Chico’s FAS, Inc. Earnings Conference Call
Dave Dyer - Chico’s FAS, Inc. — CEO
     Thank you, Janet.
Janet Kloppenburg - JJK Research — Analyst
     Hey, Kent, I was wondering if you could just talk about, I think you said SG&A, you talked about the marketing expenses being higher, but as a totality I think SG&A total dollars were up about 7% in the first quarter. Can you talk a little bit about if we should expect that rate to increase or decrease in the second quarter and the back half? And also I was wondering if you guys could talk a little about White House Black Market, the issues on dresses and if that’s going to — if that’s been resolved. And how the wedding business is there. Thanks.
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     All right. As far as the SG&A rate, I think you’re asking the rate of increase and expenses as opposed to the SG&A rate, I believe.
Janet Kloppenburg - JJK Research — Analyst
     SG&A expenses were up 7%. Should we look for them to be up less than 7% in the second quarter, Kent?
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     I think it’s probably going to be probably a little less, Janet, by virtue of the fact that that year-over-year increase in marketing increase was $11 million versus $3 million to $4 million for last year. So it should be at a rate less than that.
Janet Kloppenburg - JJK Research — Analyst
     And shouldn’t incentive comp, the rate of increase be lower in the second than the first? Because I thought you started to bump it up last year in the second quarter.
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     Incentive comp will still be up year-over-year. I mean, we’re tracking ahead of plan.
Janet Kloppenburg - JJK Research — Analyst
     Right.
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     And as a result of that we’re basically providing more incentive compensation in each of the quarters. In first quarter alone worth incrementally $2 million to the SG&A line.
Janet Kloppenburg - JJK Research — Analyst
     I know, but it will be that much in the second?
Kent Kleeberger - Chico’s FAS, Inc. — CFO

Final Transcript

May 19, 2010 / 12:30PM GMT, CHS — Q1 2010 Chico’s FAS, Inc. Earnings Conference Call
     I hope. So we’re planning on it, Janet.
Janet Kloppenburg - JJK Research — Analyst
     But as a percentage, I’m still asking, as a percentage the rate of increase in the percentage comp be up as much in the second as in the first?
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     The accrual for the incentive compensation in first and second quarter are virtually flat to each other.
Janet Kloppenburg - JJK Research — Analyst
     Okay. We’ll talk about it later. I think the accrual last year in the first quarter might have been less than in the second quarter so it would change the rate of increase this year versus last, but we can talk about it later. But we should look for the SG&A dollar rate increase to be less in the second quarter than it was in the first this.
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     I think that’s what I said.
Janet Kloppenburg - JJK Research — Analyst
     And what about in the back half? Can you talk about what we should expect?
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     In the back half? I think it will be comparable to the first half. I think you have a lot of metrics. The difference in the latter half is that while marketing is up, it’s not going to be up as dramatically as it was in the first half of the year, particularly the first quarter, but, you know, all of the other metrics or all the other items associated with increases, like store expenses for new stores as well as increased volume, sure that will be up as well as incentive compensation, so it’s the same drivers.
Janet Kloppenburg - JJK Research — Analyst
     Thanks.
Dave Dyer - Chico’s FAS, Inc. — CEO
     And on the dress question, I think Kent used the word execution. I think what he really meant was delivery. We had some delivery slides on White House Black Market. It was nothing to do with the brand or anything like that. It was not an internal issue, it was an external issue.
Robert Atkinson - Chico’s FAS, Inc. — VP IR
     There were some quality issues and also some missed deliver dates. Janet, I’m sorry, we need to move on please. Claudia?
Operator
     Our next question is coming from Jennifer Black with Jennifer Black & Company.

Final Transcript

May 19, 2010 / 12:30PM GMT, CHS — Q1 2010 Chico’s FAS, Inc. Earnings Conference Call
Jennifer Black - Jennifer Black & Company — Analyst
     Congratulations. I’ve noticed in a few Chico’s stores that you were very low on denim. Do feel the opportunity in denim is larger than you anticipated, and when can you replenish your current assortment and what are your lead times for denim? Thank you.
Dave Dyer - Chico’s FAS, Inc. — CEO
     Yes, we feel we need more denim in stores and we probably underestimated the demand. Lead times in denim, I’d have to check on. That I think it seems we’re in the 12 to 16 week area.
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     I think Dave is right in terms of lead time. You know, obviously, we’re scratching and clawing to try and get back in business as quickly as we can.
Dave Dyer - Chico’s FAS, Inc. — CEO
     Is it all depends on whether you have piece goods or not.
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     But I would tell you, as it relates to long bottoms, we probably would err more on getting it later in second quarter as opposed to earlier in second quarter.
Jennifer Black - Jennifer Black & Company — Analyst
     Okay, that seems like that would also bode well for your tops business going forward.
Dave Dyer - Chico’s FAS, Inc. — CEO
     One would hope.
Operator
     Our next question is coming from Michelle Tan with Goldman Sachs.
Michelle Tan - Goldman Sachs — Analyst
     Great. Thanks guys. I was wondering if you would talk about the comp sales cadence through the quarter and then, you know, as we move into the summer clearance period how do you think about driving sales? Can you talk about some of the new initiatives that you’re doing this year that you didn’t do last year in terms of product or deliveries that can help drive the business? Thanks.
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     Bob, you want to handle the comp sales, and I’ll take the clearance piece?
Robert Atkinson - Chico’s FAS, Inc. — VP IR

Final Transcript

May 19, 2010 / 12:30PM GMT, CHS — Q1 2010 Chico’s FAS, Inc. Earnings Conference Call
     For Chico’s, February was up mid teens. March, we were in the low 20’s. April with the shift, low — I’m sorry, high singles. For White House Black Market, February was mid teens, like Chico’s March was low 20’s, and with the shift, they were very high teens in the month of April. So total company, when we blend in Soma as well, February was up mid teens, March low 20’s, April high singles.
Kent Kleeberger - Chico’s FAS, Inc. — CFO
     And nobody asked us, but the infamous marple comparison was slightly above the reported comp. I think our comp for the quarter was 14.9 and marple was 15.1, so, you know, that basically takes into consideration the calendarrization of Easter. As far as trying to seize on opportunities for second quarter, I think — each year I think we get better and better at flow. We’ve gotten away from front ending flow at the beginning of the month or at the drop of the book to really bringing in fresh product throughout the month, and I think that’s been one of the key drivers for our business and gives us an acceleration. I would also tell you that, you know, in hindsight, on second quarter last year, you know, we were only slightly positive as a business, about 0.3%, and we were disappointed in those results last year, and so most of the businesses, especially White House Black Market, was laser focused on how to try to make second quarter more meaningful and improve upon our last year’s performance.
Robert Atkinson - Chico’s FAS, Inc. — VP IR
     Thank you. Michelle. Claudia, we have time for one more question.
Operator
     Our last question is coming from Roxanne Meyer with UBS.
Roxanne Meyer - UBS — Analyst
     Oh great. Thanks and congratulations. I just had a question on direct to consumer. 31% growth obviously very impressive. Just wondering what learnings you get from the customers that are shopping on-line. Are there certain categories, Are they spending a lot more? And what are the steps in terms of system implementations to improve the on-line experience.
Dave Dyer - Chico’s FAS, Inc. — CEO
     Well we have put in ATG, both front and back office, so we have the full ATG suite in now, so we believe that we have the right software to drive the DTC business. We also talked about that we have moved into a new distribution center in Winder, Georgia, 300,000 square foot distribution center, which gives us quite a bit of expansion for our DTC business. For our total businesses, we can now grow with maybe a $15 million to $20 million investment in technology. We can double our business with our two centers that we have.
One of the things I talked about, strategic imperatives that we’re doing with DTC, we want to make sure that they have better alignments with the brands. We’ve taken steps to move to one inventory. Virtual inventory, a sale is a sale. If we can get it into DTC, we sell there. If we can get it into in the brand in the stores we’ll sell it. We just want to take care of the customer however and whenever she shops.
And I think as we look at the brands going forward, part of our websites have perhaps been a little too much image and not commercial enough. And I think what we need to do is make sure we have the right balance between brand image and commerciality. So those are some of the things that we’re work on.
We do believe there’s an opportunity in growing DTC to have bigger assortments, perhaps we will experiment with additional sizes or petites or additional colors, or even some categories that we want to test, we may test first on DTC. What we find is whenever we have a compelling story to tell that needs demonstration, we do it very, very well on the website. I can take, Kent said very well with the seven-way dress. The website did the equivalent of 53 stores worth of business in that one dress. And that’s just because of the way we presented it. And as a matter of fact, I think if I want to good on-line and take a look, it really has done very well.
Roxanne Meyer - UBS — Analyst

Final Transcript

May 19, 2010 / 12:30PM GMT, CHS — Q1 2010 Chico’s FAS, Inc. Earnings Conference Call
     Great. Can you just also just mention what phase of implementation or testing you’re in for that virtual inventory and when you expect to have it fully up and running?
Dave Dyer - Chico’s FAS, Inc. — CEO
     Well the virtual inventory what we’ve done is we’ve now moved all the inventory planning over to planning by the people in the brand so they’re look at it as one inventory. When we bring initial shipments in to distribute and allocate to the stores we don’t allocate all of our purchases up-front. We probably do about 70% and leave 30% back stopped that we can distribute to the stores based on sales or give to the DTC as their sales, you know, increase. So now the inventory planners are looking at it as kind of one brand, and a sale is a sale. Wherever they can sell best and fastest, we certainly are putting the inventory there.
Robert Atkinson - Chico’s FAS, Inc. — VP IR
     Roxanne, thank you very much. And we apologize once again for those that we didn’t get to during the Q-and-A session. You’re certainly welcome to call me with any follow-ups. Please note that Chico’s FAS will be presenting at the Stephens Investment Conference on May 26. Also, our annual meeting of shareholders will be on Thursday, June 24, at our national support center auditorium. Also, sales and earnings for the second quarter will be released, Wednesday, August 18, 2010 before the NYSA opening that day. Thank you all for joining us this morning. We appreciate your continuing interest in Chico’s FAS.
Operator
     Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time, and we thank you for your participation.
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